112 Oxford Road, Houghton Estate, Johannesburg, 2198 Private Bag X 20, Rosebank, 2196, South Africa Tel: +27 (0) 11 637 6000 Fax: +27 (0) 11 637 6624 Website: www.anglogoldashanti.com
29 June 2022

Strictly Confidential

Mr. Ian Kramer
C/o AngloGold Ashanti Limited
Corporate Office
Houghton Estate
Johannesburg

Dear Ian,
APPOINTMENT AS THE ACTING INTERIM CHIEF FINANCIAL OFFICER (CFO)
It is with great pleasure that I confirm your appointment as acting Interim Chief Financial Officer, effective from 1 July 2022 and you will report directly to me.
Your appointment as acting Interim CFO shall take effect until we have been able to appoint a permanent CFO and the appointed person commences employment.
1.SALARY PACKAGE
1.aCurrent SVP salary package
For the duration of your appointment as acting Interim CFO your current salary package and all other terms and conditions of employment shall remain unchanged.
1.2 Acting allowance
In addition to your current salary package, you will be paid an acting allowance of ZAR90,306 (Ninety thousand, three hundred and six Rands) per month which is 25% of your current salary package for the duration of your acting appointment.
2.INCENTIVE SCHEME
Your variable pay, deferred share Plan (DSP), will be based on your SVP remuneration package and your current cash bonus and deferred share award opportunity subject to the rules of the scheme.
3.TERMINATION OF ACTING Interim CFO
On the expiration or termination of your appointment as acting Interim CFO:
•you will automatically revert to your previous position as the SVP: Accounting & Reporting.
•At this time, your previous duties and responsibilities as the SVP shall be revived and you shall no longer have any obligations and/or authority arising out of your acting appointment; and

AngloGold Ashanti Limited
Reg No: 1944/017354/06

Directors: MDC Ramos (Chairperson) A Calderon Zuleta (Chief Executive Officer) (Colombian) KC Ramon (Chief Financial Officer) KOF Busia (Ghanaian)
AM Ferguson (British) AH Garner (American) R Gasant SP Lawson (American) NVB Magubane MC Richter (American/Panamanian) JE Tilk (Canadian)
Company Secretary: LM Goliath

•you will no longer be entitled to receive the acting allowance.
Please acknowledge receipt of this agreement and acceptance of the conditions contained herein by signing this copy and returning it to the Human Resources Department.

Yours sincerely
/S/ A Calderon

Mr. Alberto Calderon
Chief Executive Officer

Agreed and Accepted

/S/ I Kramer                        06 July 2022
_________________________                _________________________
Mr. Ian Kramer                        Dated